UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2020

NEUROTROPE, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38045	46-3522381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1185 Avenue of the Americas, 3rd Floor

New York, New York 10036

(Address of principal executive offices, including ZIP code)

(973) 242-0005

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NTRP	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the special meeting of stockholders of Neurotrope, Inc. (the “Company”) held on November 25, 2020 (the “Special Meeting”), stockholders of the Company voted as set forth below on the following proposals, each of which is described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 2, 2020 (the “Proxy Statement”).

At the Special Meeting, 19,517,843 shares of common stock, or approximately 82.09% of the outstanding common stock of the Company entitled to vote, were represented by proxy or in person.

The final voting results for each matter submitted to a vote of the Company’s stockholders are as follows:

Proposal 1—Approval of the Merger Agreement and Transactions Contemplated Thereunder, Including Issuance of Petros Common Stock in the Mergers Pursuant to the Merger Agreement

To approve the Agreement and Plan of Merger, by and among the Company, Petros Pharmaceuticals, Inc. (“Petros”) PM Merger Sub 1, LLC, PN Merger Sub 2, Inc. and Metuchen Pharmaceuticals, LLC (“Metuchen”), dated as of May 17, 2020, as amended by the First Amendment to the Agreement and Plan of Merger, dated as of July 23, 2020, and the Second Amendment to the Agreement and Plan of Merger, dated as of September 30, 2020 (the “Merger Agreement”) and the transactions contemplated thereby, including the issuance of Petros capital stock to Neurotrope stockholders and Metuchen securityholders. This Proposal 1 was previously approved by the Company’s preferred stockholders.

Votes For	Votes Against	Votes Abstain	Broker Non-Votes
13,435,126	350,021	938	5,731,758

Proposal 2—Approval of the Spin-Off

To consider and approve the spin-off transaction whereby (i) any cash in excess of $20,000,000, subject to adjustment as provided for in the Merger Agreement, and all of the operating assets and liabilities of the Company not retained by the Company in connection with the Mergers (as defined in the Merger Agreement) will be contributed to a wholly-owned subsidiary of the Company, referred to as Neurotrope Biosciences, Inc. (“Neurotrope SpinCo”), and (ii) holders of record of the Company’s common stock and certain warrants as of November 30, 2020 (the “Spin-Off Record Date”) will receive a pro rata distribution of one share of Neurotrope SpinCo’s common stock for each share of the Company’s common stock held or underlying certain warrants held at the close of business on the Spin-Off Record Date, contingent upon the consummation of the Mergers. The proceeds of any warrant exercises occurring between the signing of the Merger Agreement and the consummation of the Merger will be split 80% to Petros and 20% to the spun-off entity, subject to adjustment as provided in the Merger Agreement..

Votes For	Votes Against	Votes Abstain	Broker Non-Votes
13,396,583	386,058	3,444	5,731,758

Proposal 3—Approval of the Petros 2020 Equity Plan

The approval of the Petros Pharmaceuticals, Inc. 2020 Omnibus Incentive Compensation Plan.

Votes For	Votes Against	Votes Abstain	Broker Non-Votes
12,344,812	483,696	957,577	5,731,758

Proposal 4—Advisory Vote on Golden Parachute Compensation

The approval, on an advisory basis, of the golden parachute compensation that may be paid or become payable to the Company’s named executive officers as a result of the Mergers.

Votes For	Votes Against	Votes Abstain	Broker Non-Votes
10,696,101	1,332,816	1,757,168	5,731,758

Proposal 5—Election of Directors

The election of seven directors of the Company to serve one-year terms expiring in 2021 (provided, however, that, if the Mergers are completed, the Board of Directors of Petros will be reconstituted as provided in the Merger Agreement).

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Dr. Charles S. Ryan	12,784,312	1,001,773	5,731,758
Joshua N. Silverman	12,388,241	1,397,844	5,731,758
William S. Singer	12,390,855	1,395,230	5,731,758
Bruce T. Bernstein	12,405,217	1,380,868	5,731,758
George Perry	12,840,184	945,901	5,731,758
Jonathan L. Schechter	12,402,812	1,383,273	5,731,758
Ivan P. Gergel	12,818,584	967,501	5,731,758

Proposal 6—Ratification of the Independent Registered Public Accounting Firm

The ratification of the appointment of Friedman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

Votes For	Votes Against	Votes Abstain
19,045,280	396,051	76,512

Proposal 7—Advisory Vote on Approval of Executive Compensation

The approval by an advisory vote the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.

Votes For	Votes Against	Votes Abstain	Broker Non-Votes
12,194,266	451,941	1,139,878	5,731,758

In connection with the Special Meeting, the Company also solicited proxies with respect to a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there were not sufficient votes to approve either Proposal 1, 2, 3, 4, 5, 6 or 7 at the time of the Special Meeting. Because the Company’s stockholders approved the adoption of each of Proposal 1, 2, 3, 4, 5, 6 and 7, as noted above, the adjournment proposal was not deemed necessary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROTROPE, INC.
Dated: November 25, 2020
	By:	/s/ Robert Weinstein
Name: Robert Weinstein
Title: Chief Financial Officer, Executive Vice President, Secretary and Treasurer